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                                                                    Exhibit 99.1




FOR IMMEDIATE RELEASE                           CONTACT:
                                                J. Brad McGee
                                                Tyco International (US) Inc.
                                                Senior Vice President
                                                (603) 778-9700

                RAYCHEM SHAREHOLDERS APPROVE ACQUISITION BY TYCO


         Hamilton, Bermuda, August 12, 1999 -- Tyco International Ltd. (NYSE-TYC, LSE-TYI, BSX-TYC), a diversified manufacturing and service company, announced today that Raychem Corporation's (NYSE-RYC) shareholders have overwhelmingly approved Tyco's acquisition of Raychem. The merger is expected to close today.

         Raychem, with annual revenues of approximately $1.8 billion, is a leading international designer, manufacturer and distributor of high-performance electronic products for OEM businesses and a broad range of specialized telecommunications, energy and industrial applications.

         "Raychem is highly complementary with Tyco's products and customers, providing an excellent strategic fit with the Tyco Electronics Group, and an immediate positive impact to earnings," said L. Dennis Kozlowski, Tyco's Chairman and Chief Executive Officer. "Through our continued due diligence and our focus on planning the integration of Raychem's businesses into Tyco, we gained a high degree of confidence that our initial assessment of cost savings and growth opportunities were easily attainable. Additionally, our most recent quarter showed strong organic growth at both our existing AMP business and at Raychem, and we anticipate upside opportunities for both going forward," he added.

         Pursuant to the merger agreement, shareholders of Raychem will receive cash, a fraction of a Tyco common share, or a combination of cash and a fraction of a Tyco common share, in each case having a value of $18.50 plus the value of
0.2070 of a Tyco common share, for each share of Raychem common stock. The value of a Tyco common share for these purposes will be the average of the volume weighted average sales prices per Tyco common share on the New York Stock Exchange for the three consecutive trading days ending Monday, August 16. A total of approximately $1.435 billion in cash and 16.1 million Tyco shares will be issued as consideration. The cash and share allotment to individual shareholders will be made based upon elections made prior to today's shareholder meeting, subject to proration. Tyco intends to announce the final proration when it becomes available following the averaging period. A preliminary tabulation indicates 34.81 million shares elected to receive all cash, 38.29 million shares elected to receive Tyco common shares, 0.05 million shares elected to make no election and 4.66 million shares were not tendered. At the close of business on August 12, 1999, the price of Tyco was $98.50 per share.

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         Tyco International Ltd., a diversified manufacturing and service company, is the world's largest manufacturer, installer, and provider of fire protection systems and electronic security services, the largest manufacturer and servicer of electrical and electronic components and underwater telecommunications systems, the largest manufacturer of flow control valves, and has strong leadership positions in disposable medical products, plastics, and adhesives. The Company operates in more than 80 countries around the world and has expected fiscal 1999 revenues in excess of $22 billion.

FORWARD LOOKING INFORMATION

         Comments in this earnings release concerning the impact from Raychem on earnings, the ability of achieve cost reductions and growth goals, and expected fiscal 1999 revenues are forward-looking statements, which are based on management's good faith expectations and belief concerning future developments. Actual results may materially differ from these expectations as a result of many factors, relevant examples of which are set forth in the "Management Discussion and Analysis" section of the Company's 1998 Annual Report to Shareholders and the Company's 1998 Annual Report on Form 10-K.